Exhibit 99.1

Internal Memorandum

Date: Tuesday, April 14, 2020

To:	Delta Colleagues Worldwide

From:	Ed Bastian, CEO

Subject:	Protecting Our Future

After discussions with the U.S. Department of Treasury, we’ve reached an agreement for $5.4 billion in emergency relief, part of the CARES Act economic stimulus approved by Congress and the President.

We’re thankful to members of Congress and the Administration for recognizing the importance of our people and our industry. The funding, along with self-help measures we have taken, will prevent furloughs and pay rate reductions through the end of September, despite the 95 percent drop we’ve seen in passenger traffic.

Since the pandemic began, we have taken down 80 percent of our schedule; consolidated airport facilities and closed many Delta Sky Clubs; paused non-essential maintenance and capital projects; reduced ground-based merit and hourly schedules by 25 percent; cut pay for officers and director-level employees; and gratefully accepted a remarkable 35,000 voluntary leaves of absence by Delta people. We also raised over $3 billion in new cash in the March quarter.

These steps, taken together, are vital to protecting Delta’s future over the next several months as we operate a minimal schedule to provide essential services for those who must travel.

The agreement with Treasury includes $5.4 billion from the payroll support program. The payment includes an unsecured 10-year low-interest loan of $1.6 billion, and Delta will provide the government with warrants to acquire about 1 percent of Delta stock at $24.39 per share over five years.

The program recognizes the decisive role Delta and our industry – which supports more than 10 million U.S. jobs and is an essential engine for the economy – will play in leading the recovery once the pandemic is contained. A recent report by Compass Lexecon, a top economic research firm, concluded that emergency relief grants for our industry will drive $18 billion to $27 billion of direct economic impact in just the next six months, and $25 billion more over the next two years.

Thank you for making your voices heard on this important issue. You sent 175,000 messages to members of Congress supporting the relief bill, then another 45,000 thanking them when the measure was approved. Your enthusiasm and support were critical to the success of this effort.

This is an essential step, but just one of many that will get us through the next several months. Meanwhile, stay focused on taking care of our customers and each other during this stressful time. Safety is always our No. 1 priority. Please follow all of the guidelines and precautions at work and in your personal life.

We still need volunteers to consider short- and long-term leaves of absence. You’ll continue to receive all of your benefits, and your job will be waiting for you when you return. So please think about whether a leave is right for you and your family – it is a vital part of our effort to safeguard Delta jobs.

I continue to receive hundreds of emails and messages through social media from our customers about the amazing work you are doing even in these extraordinary times. Many mention the critical, often lifesaving reasons they travel despite the pandemic. One recent note from a medical professional praised the “gracious, professional staff on the frontline helping us travel safely in these difficult times,” and said that thanks to Delta, they were able to perform three lifesaving surgeries on infants and children when they safely arrived at their destination.

This is why our work is more important than ever. It’s why we keep climbing, together, through this crisis. Thank you for everything you are doing, every day, for our customers, for each other, and for our communities. I’ll be in touch soon with another update.

Ed

2